EXHIBIT 99.1

UFP Technologies Announces Strong Q1 2022 Results

NEWBURYPORT, Mass., May 04, 2022 (GLOBE NEWSWIRE) -- UFP Technologies, Inc. (Nasdaq: UFPT), an innovative designer and custom manufacturer of components, subassemblies, products, and packaging primarily for the medical market, today reported net income of $4.9 million or $0.64 per diluted common share outstanding for its first quarter ended March 31, 2022, compared to net income of $4.2 million or $0.55 per diluted common share outstanding for the same quarter in 2021. Sales for the first quarter were $71.2 million compared to 2021 first quarter sales of $48.6 million.

"I am very pleased with our Q1 results and continued progress on our strategic initiatives,” said R. Jeffrey Bailly, Chairman & CEO. “Our revenue grew 47% versus Q1 2021, including 15% organic growth in our MedTech group. And, despite absorbing $775,000 in one-time acquisition costs and navigating through continued supply chain issues, we increased operating income by $1.1 million. We also completed our third acquisition in six months, adding critical MedTech manufacturing capabilities in Ireland."

"In addition, we completed Production Qualification in our new Tijuana, Mexico, facility in record time – eight months from an empty dirt lot to a completed building qualified to make production parts," Bailly added. “Our first program is on track to launch in Q3, and we are in the process of evaluating additional programs to manufacture in this showcase plant.”

"With our new low-cost manufacturing capabilities in the Dominican Republic, Costa Rica, and Mexico, coupled with new injection molding capabilities and clean room manufacturing in Ireland, we are in an excellent position to meet our medical customers' growing needs," Bailly said. "We expect the supply chain issues in our medical business that have negatively impacted gross margins over the last several quarters will improve significantly late in Q2. This, combined with our growing pipeline of product development opportunities, extensive backlog of open orders awaiting raw materials, and strong balance sheet, leaves us very bullish about our future."

Financial Highlights for Q1 2022

  Overall sales grew 46.6% to $71.2 million.
  Sales to the medical market increased 75.1%. Sales to the aerospace & defense and automotive markets decreased 14.2% and 6.4%, respectively. All other sales (consumer, electronics, and industrial) increased 10.1%.
  Gross profit as a percentage of sales decreased to 24.1% compared to 25.9% in the first quarter of 2021.
  Selling, general and administrative expenses ("SG&A") as a percentage of sales was 14.1% compared to 15% in the first quarter of 2021.
  Operating income was $6.4 million compared to $5.3 million in the first quarter of 2021. Absent one-time transaction expenses of approximately $775,000 in Q1, operating income would have been $7.1 million.
  Net income was $4.9 million compared to $4.2 million in the first quarter of 2021.

About UFP Technologies, Inc.
UFP Technologies is an innovative designer and custom manufacturer of components, subassemblies, products, and packaging primarily for the medical market. Utilizing highly specialized foams, films, and plastics, we convert raw materials through laminating, molding, radio frequency welding and fabricating techniques. We are diversified by also providing highly engineered solutions to customers in the aerospace & defense, automotive, consumer, electronics, and industrial markets.

Forward Looking Statements
This news release contains statements relating to expected financial performance and/or future business prospects, events and plans that are forward-looking statements. Such statements include but are not limited to statements with respect to demand for our products; our growth potential and strategies for growth; future product development opportunities; availability of raw materials; supply chain outlook; and program launch dates. Investors are cautioned that such forward-looking statements involve risks and uncertainties that could adversely affect our business and prospects, and otherwise cause actual results to differ materially from those anticipated by such forward-looking statements, or otherwise, including without limitation: the severity and duration of the COVID-19 pandemic and its impact on the markets in which we participate, including its impact on our customers, suppliers and employees, as well as the U.S. and worldwide economies; the timing, scope and effect of further governmental, regulatory, fiscal, monetary and public health responses to the COVID-19 pandemic; risks relating to decreased, including substantially decreased, demand for our products; risks relating to the potential closure of any of our facilities or the unavailability of key personnel or other employees; risks that our inventory or cash reserves may be insufficient; risks relating to the identification of suitable acquisition candidates and the successful, efficient execution of acquisition transactions and integration of any acquisition candidates; risks and uncertainties associated with increasing sales, earnings and earnings per share, as well as other risks and uncertainties that are detailed in the documents we file with the SEC. Accordingly, actual results may differ materially. Readers are referred to the documents we file with the SEC, specifically the last report on Form 10-K. The forward-looking statements contained herein speak only of our expectations as of the date of this press release. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in our expectations or any change in events, conditions, or circumstances on which any such statement is based.

Consolidated Condensed Statements of Income
(in thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31
	2022	2021
Net sales	$71,242	$48,599
Cost of sales	54,108	35,990
Gross profit	17,134	12,609
SG&A	10,011	7,309
Acquisition costs	775	-
Gain on sale of fixed assets	(12)	-
Operating income	6,360	5,300
Interest expense, net	327	16
Other income	(52)	(10)
Income before income taxes	6,085	5,294
Income taxes	1,227	1,131
Net income	$4,858	$4,163

Net income per share	$0.64	$0.55
Net income per diluted share	$0.64	$0.55

Weighted average common shares outstanding	7,544	7,507
Weighted average diluted common shares outstanding	7,630	7,570

Consolidated Condensed Balance Sheets
(in thousands)
(Unaudited)

	March 31,	December 31,
	2022	2021

Assets:
Cash and cash equivalents	$3,652	$11,117
Receivables, net	46,182	39,384
Inventories	43,295	33,436
Other current assets	5,311	3,383
Net property, plant, and equipment	63,282	56,569
Goodwill	115,570	107,905
Intangible assets, net	71,567	67,585
Other assets	14,487	14,753
Total assets	$363,346	$334,132
Liabilities and equity:
Accounts payable	15,668	10,611
Other current liabilities	23,156	24,095
Other liabilities	125,444	104,980
Total liabilities	164,268	139,686
Total stockholders' equity	199,078	194,446
Total liabilities and stockholders' equity	$363,346	$334,132

Contact: Ron Lataille
978-234-0926
rlataille@ufpt.com